UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2019

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 10th Street
Oakland, CA 94607
(Address of principal executive offices, including zip code)

(510) 778-7787
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ELF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02	Termination of a Material Definitive Agreement.
As described in its Form 4 filed with the Securities and Exchange Commission on December 4, 2019, TPG elf Holdings, L.P. (“TPG”) sold approximately 3.6 million shares of common stock of e.l.f. Beauty, Inc. (the “Company”) on December 2, 2019 (the “December TPG Sale”), which resulted in TPG being the registered holder of approximately 7.3% of the outstanding shares of common stock of the Company. TPG, however, may be deemed to have had beneficial ownership of additional shares as of that date under the Second Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), dated as of March 3, 2017, by and among the Company, TPG and certain other additional equity holders of the Company, including the following executive officers of the Company: Tarang P. Amin (and certain of Mr. Amin’s family trusts), Richard F. Baruch and Scott K. Milsten (and a family trust of Mr. Milsten).
TPG first acquired a majority interest in the Company in January 2014 and was the beneficial owner of approximately 57% of the equity of the Company prior to the Company’s initial public offering in September 2016. In connection with the Company’s initial public offering, TPG, the Company and additional equity holders of the Company (including the executives listed above) entered into the predecessor agreement to the Stockholders Agreement, which granted TPG certain rights customarily granted to majority equity sponsors, including the right to designate one, two or three nominees for election to the Board of Directors of the Company (the “Board”) based upon TPG’s ownership interest in the Company. TPG’s ownership interest in the Company after the December TPG Sale continued to afford TPG the right under the Stockholders Agreement to designate one nominee for election to the Board.
In connection with the December TPG Sale and TPG’s reduced ownership interest in the Company:

(i)
Stephen A. Ellis, the sole director designee of TPG pursuant to the Stockholders Agreement, tendered his resignation from the Board (as discussed in more detail in Item 5.02 of this Current Report on Form 8-K); and

(ii)
TPG, the Company and Mr. Amin (and certain of his family trusts) agreed to terminate the Stockholders Agreement, effective December 4, 2019. As a result of the termination of the Stockholders Agreement, TPG will no longer have the right to designate any nominees for election to the Board.

As of December 4, 2019, after giving effect to the termination of the Stockholders Agreement, TPG was the beneficial owner of approximately 7.3% of the outstanding shares of common stock of the Company and Mr. Amin, together with his related family trusts, was the beneficial owner of approximately 12.8% of the outstanding shares of common stock of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 3, 2019, Mr. Ellis resigned from his positions as a member of the Board and as a member of the Compensation Committee of the Board, effective December 3, 2019. Mr. Ellis has served on the Board and the Compensation Committee of the Board as the sole director designee of TPG pursuant to the Stockholders Agreement. Mr. Ellis’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In connection with Mr. Ellis’s resignation, the Board reduced the authorized size of the Board from nine to eight members, effective as of the effectiveness of Mr. Ellis’s resignation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: December 4, 2019	By:	/s/ Scott K. Milsten
Scott K. Milsten
Senior Vice President and General Counsel